Exhibit 99.1

SOURCE: US Farms, Inc.

Jun 10, 2008 06:00 ET

US Farms, Inc. Intends to Divest Its Produce Business to Focus on Higher Margin Aloe Vera Product and Nursery Sales
Highlighted Links

http://www.usfarmsinc.com

SAN DIEGO, CA--(Marketwire - June 10, 2008) - US Farms, Inc. (OTCBB: USFI), a diversified Farming and Nursery company, today announced that the Company is in the process of divesting the non-performing segments of its produce brokerage segment which includes tomatoes, asparagus and garlic operations. This restructuring will allow the Company to focus on its long term strategies of expanding its core Aloe Vera Farming and Nursery operations as well as completing the intended acquisition of specific Aloe Vera manufacturing and bottling equipment, which the Company has a current Letter of Intent.
After the divestiture, US Farms, Inc. intends to generate revenue from Aloe Vera bulk leaf sales, potted Aloe Vera plant sales, Aloe Vera produce, and Plant and Nursery sales. The Company currently grows over 250,000 full-grown Aloe Vera mother plants on approximately 70 acres in Imperial Valley, Ca, which it anticipates will produce approximately 4,000,000 "pups" annually. These Aloe Vera "pups" are then repotted and sold though retail and wholesale Nursery channels throughout the United States.
US Farms, Inc.'s CEO, Yan K. Skwara, stated, "Our immediate goal is shed our low margin businesses while realizing immediate operating cost reductions. Concurrently, we will focus on the growth of our Aloe Vera Farming and Nursery operations while we navigate the due diligence and financing aspects of the equipment acquisition. If the Company is able to divest these businesses as planned, it is anticipated by the end of 2008 that the Company will be have all the pieces in place for a uniquely positioned, vertically integrated player in the $34 billion US market for products containing Aloe Vera."
About US Farms, Inc.
US Farms, Inc. is a diversified commercial Farming and Nursery company. The company grows, markets and distributes horticultural products through a number of wholly owned subsidiaries. Horticultural products are sold through supermarkets, home centers, retail merchandisers, garden centers, re-wholesalers, and landscapers throughout the United States and Canada. Through its subsidiaries, the Company provides a full range of products including Aloe Vera, Cactus, Succulents, Jade, Rare and Exotic Palm Trees and Cycads.
For more information on US Farms, Inc., please visit http://www.usfarmsinc.com. US Farms, Inc. is publicly traded on the over-the-counter market under the ticker symbol USFI.
Safe Harbor
Forward-looking statement:
Except for historical information, this press release contains forward-looking statements, which reflect the Company's current expectation regarding future events. These forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from those statements. Those risks and uncertainties include, but are not limited to, ability to divest its produce brokerage; actual acquisition of aloe vera manufacturing and bottling equipment; changing market conditions and other risks detailed from time to time in the Company's ongoing quarterly filings, annual information form, and annual reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events in this press release might not occur.

Contact:

US Farms, Inc.

Tel: 858-488-7775 Ext 101 or 800-845-9133

Fax: 858-488-2828

Or

Investor Relations

Jamie Dryer

Flagler Communications

Email Contact

516-837-8057

www.otcfn.com/usfi

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